Exhibit B

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated September 26, 2008, by and between Spencer Trask Breakthrough Partners, LLC., a Delaware limited liability company (the “Seller”), and Qubit Holdings, LLC, a Delaware Limited Liability Company (the “Purchaser”).

WHEREAS, the Seller is the record owner of the securities described in Exhibit 1 hereto; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, subject to the terms and conditions set forth herein, the Securities for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Seller and the Purchaser hereby agree as follows:

1.     Purchase Price; Closing.

1.1     Purchase and Sale of the Securities. Subject to the terms and conditions set forth herein, the Purchaser hereby agrees to purchase the Securities from the Seller, and the Seller hereby agrees to sell, the Securities to the Purchaser. The purchase price for the Securities shall be the amount set forth in Exhibit A (the “Purchase Price”). .

1.2     The Closing. The closing of the purchase and sale of the Securities hereunder (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (the “Closing Date”). The Closing shall occur remotely via the exchange of documents and signatures.

2.     Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

2.1     Binding Effect. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

2.2     Ownership of the Securities; No Additional Representations. The Seller owns and has good and valid title to the Securities and the Seller is hereby transferring to the Purchaser all of the Seller’s title and ownership in and to the Securities.

2.3     Exempt Transaction. The sale of Securities contemplated by this Agreement is exempt from registration under the Securities Act of 1933, as amended.

2.4     No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or constitute a default under (i) the Seller's certificate of incorporation or by-laws, (ii) any agreement, indenture or other instrument to which the Seller is a party or by which the Seller or its assets may be bound or (iii) any law, regulation, order, arbitration, award, judgment or decree applicable to the Seller.

3.     Miscellaneous.

3.1      Expenses. The Seller and the Purchaser shall each bear their own expenses with respect to this Agreement.

3.2     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

3.3     Binding Effect; Governing Law and Jurisdiction. This Agreement shall be binding upon the parties and their respective successors and assigns, and all matters arising in connection with this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its conflict of laws provisions. The parties hereby irrevocably consent to the nonexclusive jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement.

3.4     Notices. All notices and other communications hereunder to a party hereto shall be in writing and shall be deemed to be properly given immediately if delivered personally, within one business day if sent via facsimile (subject to confirmation) or via a nationally accepted overnight courier, and within five business days if mailed by registered or certified mail (return receipt requested). Notices shall be sent to the address set forth on the signature page hereto, or to such other address as shall be specified by like notice.

3.5     Complete Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

3.6     Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Seller and the Purchaser. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

3.7     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

3.8     Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

In Witness Whereof, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

AGREED AND ACCEPTED this 26th day of September, 20078

SPENCER TRASK BREAKTHROUGH PARTNERS, LLC

___________________

By: Kevin Kimberlin, Nonmember Manager

QUBIT HOLDINGS, LLC

___________________

By: Alan Fogelman, Nonmember Manager

Exhibit 1

Securities:

416,667 shares of common stock Modigene, Inc.

Purchase Price: $1.20 per share

Total Purchase Price: $500,000